Exhibit 2

AMENDMENT TO

PURCHASE AGREEMENT

This Amendment to Purchase Agreement (the “Amendment”) is made as of August 1, 2023, by and between Matthew T. Moroun, individually (the “Seller”), and the 2020 Irrevocable Lindsay S. Moroun Trust Under Agreement dated November 24, 2020 (the “Buyer”) regarding the Purchase Agreement dated as of June 15, 2023 between Seller and Buyer (the “Agreement”). The Seller and the Buyer are referred to from time to time in this Amendment individually as a “Party” and together as the “Parties.”

Background Recitals

A. Pursuant to the Agreement, the Seller has agreed to sell certain shares of common stock in Universal Logistics Holdings, Inc., a Michigan corporation (the “Company”) as described on the Exhibit A attached to the Agreement (the “Subject Shares”).

B. The Parties have determined that the Agreement needs to be amended as set forth herein due to the fact that 2,500,000 of the Subject Shares had been pledged by Seller to PNC, National Association (hereafter referred to in this Amendment and in the Agreement, respectively, as the “Shares Pledged to PNC” and “PNC”) in connection with a loan to Seller from PNC.

Now, therefore, the Parties agree as follows:

Agreement

1. Subsection (a) of Section 1 of the Agreement is amended to add the following language at the end thereof:

“Seller has paid off the loan from PNC to Seller which was secured by the Shares Pledged to PNC on July 31, 2023, and shall secure a release of the security interest of PNC in the Shares Pledged to PNC as soon as reasonably possible.”

2. Section 4 of the Agreement is amended to add the following Subsection (i) thereto:

“(i) Seller shall have arranged to pay off the loan from PNC to Seller which was secured by the Shares Pledged to PNC.”

3. Section 5 of the Agreement is restated, in its entirety, to read as follows:

“5. Representations and Warranties of the Seller. The Seller represents and warrants as to the Buyer as follows.

(a)

Upon the pay off of the loan secured by the Shares Pledged to PNC, the Seller has full power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement and to consummate the sale of the Subject Shares to the Buyer. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(b)

Upon the pay off of the loan secured by the Shares Pledged to PNC, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of any of the transactions contemplated by this Agreement (with or without notice or lapse of time or both) (i) contravene or conflict with or result in a violation of any laws, rules and regulations or any orders or decrees of governmental authorities to which the Seller is subject or (ii) result in the creation of any Lien on any of the Subject Shares as a result of the Seller’s actions.

(c)	The Seller will convey to Buyer good and marketable title to the Subject Shares, free and clear of any and all Liens.”

4. As amended hereby, the Agreement shall remain in full force and effect and is ratified hereby.

[Signature Pages Follow]

The Parties executed this Amendment as of the date first above written.

BUYER

/s/ Frederick P. Calderone
Frederick P. Calderone, as Special
Trustee of the 2020 Irrevocable
Lindsay S. Moroun Trust under
Agreement dated November 24, 2020

[Signature Page No. 1 to Amendment to Purchase Agreement for

ULH Shares Purchased by LSM Trust]

SELLER

/s/ Matthew T. Moroun
Matthew T. Moroun, individually

[Signature Page No. 2 to Amendment to Purchase Agreement for

ULH Shares Purchased by LSM Trust]

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